EXHIBIT 10.13

SECOND AMENDMENT
TO THE
PEOPLESBANK, A CODORUS VALLEY COMPANY
 SALARY CONTINUATION AGREEMENT
DATED OCTOBER 1, 1998
AND AMENDED DECEMBER 27, 2005
FOR
HARRY R. SWIFT

THIS SECOND AMENDMENT is adopted this 23rd day of December, 2008, and is effective January 1, 2009, by and between PeoplesBank, A Codorus Valley Company, a Pennsylvania banking institution located in York, Pennsylvania (the “Bank”) and a wholly owned subsidiary of Codorus Valley Bancorp, Inc. (the “Corporation”) and Harry R. Swift (the “Executive”).

The Bank and the Executive executed the Salary Continuation Agreement effective October 1, 1998, and executed a First Amendment on December 27, 2005 (the “Agreement”).

The undersigned hereby amend the Agreement for the purpose of revising the Normal Retirement Benefit, removing the Discount Rate, adding an Early Retirement Benefit, and updating for consistency between documents.  Therefore, the following changes shall be made:

The following Section 1.1.4a shall be added to the Agreement immediately following Section 1.1.4:

1.1.4a	“Early Retirement Age” means the Executive’s 55th birthday.

Section 1.1.5 of the Agreement shall be deleted in its entirety and replaced with the following:

1.1.5	“Early Termination” means the Termination of Employment before Early Retirement Age for reasons other than death or Termination for Cause.

Section 1.1.11 of the Agreement shall be deleted in its entirety and replaced with the following:

1.1.11
“Termination of Employment” means termination of the Executive’s employment with the Bank for reasons other than death, Change in Control or Disability. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Bank and the Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Bank if the Executive has been providing services to the Bank less than thirty-six (36) months).

Section 2.1.1 of the Agreement shall be deleted in its entirety and replaced with the

PEOPLESBANK, A CODORUS VALLEY COMPANY Salary Continuation Agreement

following:

2.1.1
Amount of Benefit.  The annual benefit under this Section 2.1 is One Hundred Five Thousand Nine Hundred Seventy Eight Dollars ($105,798).  For the first five (5) year period after Normal Retirement Age but prior to Termination of Employment, the Bank shall increase the annual Normal Retirement Benefit by .3274%, compounded monthly, for each complete month prior to Termination of Employment.

Section 2.1.3 of the Agreement shall be deleted in its entirety.

Sections 2.2.1 and 2.2.2 of the Agreement shall be deleted in their entirety and replaced with the following:

2.2.1	Amount of Benefit. The benefit under this Section 2.2 is the Early Termination Annual Benefit amount set forth in Schedule A for the Plan Year ending immediately prior to Termination of Employment.

2.2.2
Payment of Benefit.  The Bank shall pay the annual benefit to the Executive in twelve (12) equal monthly installments payable on the first day each month commencing with the month following Early Retirement Age and continuing for one hundred seventy-nine (179) additional months.

Section 2.2.3 of the Agreement shall be deleted in its entirety.

Sections 2.3, 2.3.1 and 2.3.2 of the Agreement shall be deleted in their entirety and replaced with the following:

2.3
Disability Benefit.  If the Executive experiences a Disability prior to Normal Retirement Age, the Bank shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.

2.3.1
Amount of Benefit.  The benefit under this Section 2.3 is the Disability Annual Benefit amount set forth in Schedule A for the Plan Year ending immediately prior to the date in which the Disability occurs.

2.3.2
Payment of Benefit.  The Bank shall pay the annual benefit amount to the Executive in twelve (12) equal monthly installments payable on the first day of each month commencing with the month following the Disability and continuing for one hundred seventy-nine (179) additional months.

 Section 2.3.3 of the Agreement shall be deleted in its entirety.

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PEOPLESBANK, A CODORUS VALLEY COMPANY Salary Continuation Agreement

Section 2.4.2 of the Agreement shall be deleted in its entirety and replaced with the following:

2.4.2
Payment of Benefit.  The Bank shall pay the annual benefit amount to the Executive in twelve (12) equal monthly installments payable on the first day of each month commencing with the month following the Executive’s Normal Retirement Age and continuing for one hundred seventy-nine (179) additional months.

Section 2.4.3 of the Agreement shall be deleted in its entirety.

The following Sections 2.6, 2.6.1 and 2.6.2 shall be added to the Agreement immediately following Section 2.5:

2.6
Early Retirement Benefit.  Upon Termination of Employment on or after Early Retirement Age for reasons other than death, but before reaching Normal Retirement Age, the Bank shall pay to the Executive the benefit described in this Section 2.6 in lieu of any other benefit under this Agreement.

2.6.1
Amount of Benefit.  The annual benefit under this Section 2.6 is the Early Retirement Annual Benefit amount set forth in Schedule A for the Plan Year ending immediately prior to the date in which Termination of Employment occurs.

2.6.2
Payment of Benefit.  The Bank shall pay the annual benefit amount to the Executive in twelve (12) equal monthly installments payable on the first day of each month commencing with the month following Termination of Employment and continuing for one hundred seventy-nine (179) additional months.

Section 8.8 of the Agreement shall be deleted in its entirety.

IN WITNESS OF THE ABOVE, the Executive and the Bank hereby consent to this Second Amendment.

Executive:	PeoplesBank, A Codorus Valley Company

/s/Harry R. Swift	By: Rodney L. Krebs
Harry R. Swift	Title: Chairman of the Board of Directors

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